Exhibit 10.6

Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036

February 27, 2013
Mylan Inc.
405 Lexington Avenue, 52nd Floor
New York, NY 10174
Attention: Brian Byala, Senior Vice President and Treasurer

Ladies and Gentlemen:
Project Cricket
$1,000,000,000 Bridge Facility
Commitment Letter
You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that one of your wholly-owned subsidiaries intends to acquire (the “Acquisition”) all of the capital stock of the companies previously identified to us and codenamed Cricket (together, the “Target,” and collectively with their subsidiaries, the “Acquired Business”) pursuant to the sale and purchase agreement, dated as of February 27, 2013, among Basil Specialties Asia Pte Ltd, Neem, Inc., Mr. Arun Kumar and Pronomz Ventures LLP (including all annexes and exhibits thereto, the “Asia Acquisition Agreement”) and the sale and purchase agreement, dated as of February 27, 2013, among Saffron Ltd, Neem, Inc., Mr. Arun Kumar and Pronomz Ventures LLP (including all annexes and exhibits thereto, the “India Acquisition Agreement,” and together with the Asia Acquisition Agreement, the “Acquisition Agreement”). After giving effect to the Acquisition, the Acquired Business will become wholly-owned subsidiaries of the Borrower.
In that connection, you have advised us that the total amount required to effect the Acquisition will be $1,600,000,000 plus contingent consideration up to an additional $250,000,000 plus amounts required to pay the fees and expenses incurred in connection therewith and shall be provided by a combination of (a) cash on the balance sheet, (b) the available borrowings under (i) the revolving facility under the existing credit agreement, dated as of November 14, 2011, among the Borrower, certain guarantors and lenders party thereto and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”) and (ii) existing receivables facilities of the Borrower and its subsidiaries, (c) the issuance by the Borrower of unsecured debt securities (the foregoing, collectively, the “Securities”), and/or (d) to the extent the Borrower does not issue the Securities on or prior to the Effective Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $1,000,000,000. The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions.
The date of the consummation of the Acquisition and on which the Facility shall be available is herein referred to as the “Effective Date”.

1

1. Commitment. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Facility, subject to and on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and sole administrative agent for the Facility. You may appoint additional co-arrangers with the consent of MSSF. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree. It is further agreed MSSF will have “upper left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.
Our commitment and agreements hereunder are subject to the following:
(A)    since December 31, 2012 there has not occurred any Material Adverse Effect. For purposes hereof, “Material Adverse Effect” means any change, event, effect, fact, circumstance or occurrence that, individually or in the aggregate, has resulted in or would, based on an objective determination, reasonably be expected to result in a material and adverse effect on: (x) the business, results of operation or financial condition of the Basil Business (as defined in the Asia Acquisition Agreement) taken as a whole, or (y) the ability of the Sellers (as defined in the Asia Acquisition Agreement) to perform its material obligations under or consummate the transaction contemplated by the Acquisition Agreement and the Transaction Agreements (as defined in the Asia Acquisition Agreement), provided that Material Adverse Effect shall not include changes, events, effects, facts, circumstances or occurrences, individually or in the aggregate, resulting from: (a) conditions generally affecting companies engaged in the pharmaceutical business, except to the extent any Group Company (as defined in the Asia Acquisition Agreement) is disproportionately affected relative to such companies, (b) changes in national or international, economic or political conditions or any currency exchange rates or controls, except to the extent any Group Company (as defined in the Asia Acquisition Agreement) is disproportionately affected relative to other companies engaged in the pharmaceutical business, (c) conditions with respect to financial, banking or securities markets including any disruption thereof and any decline in the price of any security of any market index, (d) the launch of a product by any entity not being a Group Company that competes with any of the Relevant Products (as defined in the Asia Acquisition Agreement), provided that no Group Company has granted rights to such entity in respect of such product, (e) acts of war, terrorism natural disaster, extremity of weather or any national or international calamity, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (f) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to the Basil Business, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (g) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity (as defined in the Asia Acquisition Agreement), except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (h) failure of the Group to meet financial projections, forecasts or revenue or earnings predictions for any period (provided that the underlying cause(s) for any such failure shall not be excluded by this clause (h)), (i) the public announcement of the transactions expressly contemplated by the Acquisition Agreement, or (j) actions expressly required by any of the Transaction Documents (as defined in the Asia Acquisition Agreement), or undertaken by the Seller or any Group Company in respect of the Basil Business with the express written consent of the Purchaser (as defined in the Asia Acquisition Agreement);
(B)    the negotiation, execution and delivery on or before the date that is 9 months following the date hereof (or, if the Initial Longstop Date (as defined in the Asia Acquisition Agreement) is extended pursuant to section 4.11 of the Asia Acquisition Agreement, the earlier of (x) the Longstop Date (as defined in the Asia Acquisition Agreement) and (y) the 90th day after the date that is 9 months after the date hereof) (the “Commitment Termination Date”) of definitive documentation for the Facility consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory to us and to you;
(C)    the Borrower shall have engaged (on or before the Borrower’s execution of this Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger to arrange permanent financing or refinancing for the Acquisition; and
(D)    the other conditions set forth or referred to in Exhibit B.
Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, the only conditions to closing and funding of our commitment hereunder on the Effective Date are limited solely to those set forth in this Section 1 and in Exhibit B, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Documentation (as defined below), other than those that are expressly stated herein to be conditions to the initial funding of the Facility on the Effective Date. Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated herein to the contrary, (a) the only representations relating to the Borrower, the Acquired Business and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (ii) the Specified Representations (as defined below) and (b) to the extent applicable, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facility on the Effective Date if the conditions expressly set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to the organizational existence of the Borrower and the Guarantors, organizational power and authority (as they relate to the due authorization, execution, delivery and performance by the Borrower and the Guarantors of the Credit Documentation), due authorization, execution and delivery and enforceability, in each case as they relate to the entering into and performance of the relevant Credit Documentation by the Borrower and the Guarantors, solvency as of the Effective Date of the Borrower and its subsidiaries on a consolidated basis, no conflicts with organizational documents of the Borrower and the Guarantors, Federal Reserve margin regulations, OFAC, FCPA, USA PATRIOT Act and the Investment Company Act. This paragraph and the provisions contained herein, shall be referred to as “Certain Funds Provisions.”

2.    Syndication. The Arranger reserves the right, prior to or after execution of the definitive documentation for the Facility (the “Credit Documentation”), in consultation with you, to syndicate all or a part of our commitment to one or more financial institutions and/or lenders (collectively, the “Lenders”), which syndication shall be managed by the Arranger in consultation with the Borrower; provided, however, that, notwithstanding the assignment provision with respect to the Facility set forth in Exhibit A and anything else to the contrary contained herein, (a) the selection of Lenders by the Arranger shall be subject to the Borrower’s approval in its sole discretion (provided that such approval shall not be required with respect to any Lender that is listed in the separate “white list” provided to you by MSSF prior to the date hereof “Approved Lenders”). The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder. The Arranger intends to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication satisfactory to the Arranger and you as soon thereafter as practicable. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand at reasonable times and intervals to be mutually agreed, (c) your assistance in the preparation of a Confidential Information Memorandum and other customary marketing materials (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the achievement of a Successful Syndication (as defined in the Fee Letter referred to below), you agree, unless consented to by MSSF, that there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries or affiliates that could materially impair the primary syndication of the Facility or the issuance of the Securities (other than the Securities, existing ordinary course foreign credit lines, indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit and receivables facilities, indebtedness permitted to be incurred by the Target and its subsidiaries pursuant to the Acquisition Agreement and other indebtedness in an aggregate principal amount not to exceed $100,000,000). Subject to the applicable provisions set forth above, the Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target promptly to provide in a manner consistent with the Acquisition Agreement) to us all information (including, without limitation, consultants’ reports commissioned by you and your affiliates and access to such consultants) with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, all historical financial information set forth in paragraph 3 of Exhibit B and projections (the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility. Notwithstanding the Arranger's right to syndicate the Facility and receive commitments with respect thereto or any provision of this Commitment Letter to the contrary, without your consent, the Commitment Parties will not be relieved from all or any of their commitments hereunder prior to the initial funding of the Facility.
Without limiting your obligations to assist with syndication efforts as set forth above, the Commitment Parties agree that neither commencement nor completion of syndication is not a condition to their commitments hereunder.
You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target, or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information (provided that the Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). You acknowledge and agree that the following documents will contain solely Public Lender Information (except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the applicable SEC disclosure obligations): (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Facility.
3.    Information. You hereby represent and warrant that (a) all written information (other than the Projections and other forward-looking information and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you, the Acquired Business or any of your or their representatives in connection with the Transactions is or will be, when taken as a whole and when furnished, complete and correct in all material respects and does not or will not, when taken as a whole and when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that such Projections are not to be viewed as facts subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized that actual results may differ and such differences may be material); provided, that, prior to consummation of the Acquisition, the foregoing representations and covenants with respect to the Acquired Business are made only to your knowledge. You agree to supplement (or in the case of Information and Projections provided by or on behalf of the Acquired Business, to use your commercially reasonable efforts to cause the Target or its subsidiaries to supplement) the Information and Projections from time to time until (i) if a Successful Syndication has been achieved by the Effective Date, the Effective Date or (ii) if a Successful Syndication has not been achieved by the Effective Date, the earlier of (x) the achievement of a Successful Syndication and (y) 90 days after the Effective Date, in each case to the extent required for the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.
We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.
4.    Fees. As consideration for our commitment hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).
5.    Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days of written demand (together with back-up documentation supporting each reimbursement request) for any reasonable out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding including, the reasonable fees and expenses of one outside counsel to such indemnified persons taken as a whole, if reasonably required one local counsel as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates or the material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by such indemnified person or its affiliates or to any dispute solely among indemnified persons and not arising out of any act or omission of the Borrower, the Acquired Business or any of your or its affiliates, and (b) to reimburse each Commitment Party and its affiliates within 30 days (or, in the case of expenses accrued prior to or on the Effective Date, 3 business days) of written demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of a single counsel (and, if reasonably required by MSSF, a single local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable)) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. Notwithstanding any other provision of this Commitment Letter, (i) no indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such person and (ii) neither any indemnified person nor, except pursuant to your indemnification obligations as set forth above, you shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction.
You will not, without the prior written consent of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.
You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.
6.    Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided however, that the interpretation of the definitions of "Material Adverse Effect" and any matters related to the representations contained in the Acquisition Agreement for purposes of this Commitment Letter shall be governed by, and construed in accordance with, the laws of the United Kingdom regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.
7.    PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.
8.    Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof unless you are prohibited by applicable law from so informing us), (c) this Commitment Letter (and, if required by the Target and to the extent provisions thereof have been redacted in a manner satisfactory to the Arranger, the Fee Letter) may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the SEC and other applicable regulatory and authorities, stock exchanges and rating agencies, (e) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent (i) customarily required in marketing materials, any proxy or other public filing, in the Confidential Information Memorandum or any prospectus or other offering memorandum relating to the Securities, (ii) prepared in consultation with the Arranger and (iii) prepared in a manner which does not identify the amount of fees attributable to the Facilities, or (f) the Commitment Letter and the contents thereof (but not the Fee Letter or the contents thereof) may be disclosed to any Approved Lender and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.
Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of the Borrower hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its affiliates, its and its affiliates’ officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.
9.    Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Effective Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.
The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided that, in the case of the clear market provisions, such provisions shall terminate on the achievement of a Successful Syndication. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the fully executed Acquisition Agreement, prior to the earlier of (i) 11:59 p.m. (New York City time), February 27, 2013 and (ii) the time of the public announcement of the Acquisition. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) the

Commitment Termination Date, if the applicable Credit Documentation shall not have been executed and delivered by all parties thereto and the Acquisition shall not have been consummated and (iii) the date of abandonment of the Acquisition or termination of your or your applicable subsidiary’s obligations under the Acquisition Agreement to consummate the Acquisition or the date of consummation of the Acquisition without any borrowing under the Facility.
We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

		By:	/s/ Anish M. Shah
Name: Anish M. Shah
Title: Authorized Signatory
Accepted and agreed to as of the date first written above by:

MYLAN INC.
By:	/s/ Brian Byala
Name: Brian Byala
Title: SVP and Treasurer

Exhibit A
PROJECT CRICKET
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions
February 27, 2013
Pursuant to the sale and purchase agreement to be entered into among Neem, Inc., a wholly-owned subsidiary of the Borrower (as defined below), Basil Specialties Asia Pte Ltd, Arun Kumar and Pronomz Ventures LLP and the sale and purchase agreement to be entered into among Neem, Inc., Saffron Ltd, Mr. Arun Kumar and Pronomz Ventures LLP, the wholly-owned subsidiary of the Borrower will acquire (the “Acquisition”) all of the capital stock of the companies previously identified to MSSF (as defined below) and code-named Cricket (together, the “Target”) (such assets, the “Acquired Business”) for aggregate cash consideration in an amount to be agreed. In connection with the Acquisition, on the date on which the Acquisition is consummated (the “Effective Date”), (a) the Borrower will obtain the senior unsecured term loan facility described below under the caption “The Facility” (the “Facility”) and (c) the fees and expenses incurred in connection with the Transactions will be paid.
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I. PARTIES
Borrowers:	Mylan Inc., a Pennsylvania corporation (the “Borrower”).
Guarantors:
Each direct or indirect subsidiary of the Borrower that guarantees the Existing Credit Agreement or any replacement facility with respect thereto, subject to a permanent fall-away provision if the Existing Credit Agreement does not require subsidiary guarantees and the Borrower does not have any debt securities that have subsidiary guarantees.

Security:	None, subject to the requirement that the Facility shall be equally and ratably secured by any collateral securing the Existing Credit Agreement or any replacement thereof.
Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).
Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).
Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger in consultation with the Borrower (collectively, the “Lenders”).
II. THE FACILITY
Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $1,000,000,000 (the “Facility”).

Availability:
The loans (the “Loans”) shall be made in a single drawing on the Effective Date and any undrawn commitments under the Facility (the “Commitments”) shall automatically be terminated on the Effective Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Effective Date.
Purpose:	The proceeds of the Loans shall be used to finance the Transactions and fees and expenses in connection therewith.
III. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.
Optional Prepayments:
The Loans may be prepaid by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayment of the Loans may not be reborrowed.

Mandatory Prepayments/Commitment Reductions:
The following amounts shall be applied to prepay the Loans (and, prior to the Effective Date, the Commitments, pursuant to the Commitment Letter and Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a) 100% of the net proceeds of any sale or issuance of debt securities or incurrence of other debt (other than Excluded Debt (as defined below) and on a pro rata basis with any other debt incurred in compliance with the Commitment Letter that requires such prepayment) and equity securities or equity-linked securities (other than issuances of equity pursuant to bond hedging programs and issuances pursuant to employee stock plans or employee compensation plan) by the Borrower or any of its subsidiaries, in each case on or after the date of the Commitment Letter; and

(b) To the extent not required to be applied to repay loans under the Existing Credit Agreement, 100% of the net proceeds of any asset sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries with exclusions and reinvestment rights identical to those set forth in the Existing Credit Agreement.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) existing ordinary course foreign credit lines, (iii) indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit and receivables facilities, (iv) commercial paper issuances, (v) indebtedness permitted to be incurred by the Target and its subsidiaries pursuant to the Acquisition Agreement, (vi) other debt in an aggregate principal amount not to exceed $100,000,000 and (vii) other debt consented to by the Arranger prior to the Closing Date.

Any mandatory prepayment of the Loans may not be reborrowed.
IV. CERTAIN CONDITIONS

Conditions to Availability of Loans:	The Facility shall be available on the date (the “Effective Date”) on which the conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto are satisfied.
V. CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type, which shall be substantially similar to the corresponding provisions of the Existing Credit Agreement with modifications to reflect the nature of the Facility, and shall be limited to:

Representations and Warranties:
Financial statements (including, without limitation, pro forma financial statements); no material adverse change; absence of material litigation; corporate existence; corporate power and authority; enforceability of Credit Documentation; governmental approvals; compliance with law (including, without limitation, environmental laws, margin regulations, OFAC and FCPA); payment of taxes; absence of conflicts with law or contractual obligations; ownership of property (including, without limitation, intellectual property); liens; inapplicability of Investment Company Act; solvency; and accuracy of disclosure.

Affirmative Covenants:
Delivery of audited annual consolidated financial statements, unaudited quarterly consolidated financial statements, and other information; notices of defaults and other material events; maintenance of existence and rights; compliance with laws (including, without limitation, environmental laws) and contractual obligations; maintenance of property; maintenance of insurance; payment of obligations; inspection of property and books and records; and use of proceeds.

Financial Covenants:
(1) Maximum ratio of consolidated debt to consolidated EBITDA as of the last day of any fiscal quarter with the following maximum levels: (i) on or prior to June 30, 2013, 4.25 to 1.0, (ii) thereafter and on or prior to June 30, 2014, 4.0 to 1.0 and (iii) thereafter 3.75 to 1.0.

(2) Solely during any period where the Borrower is not rated at least BBB- by S&P and Baa3 by Moody’s, a Minimum ratio of consolidated EBITDA to consolidated interest expense of 3.5 to 1.00.
Negative Covenants:
Limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; asset sales; acquisitions, loans and investments (including, without limitation, hedging
arrangements); transactions with affiliates; prepayments;
changes in fiscal year; restrictive agreements; and changes in lines of business.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts within 5 business days after date due; material inaccuracy of representations and warranties; violation of covenants or conditions; cross-default; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Voting:
Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement.
Assignments and Participations:
The Lenders shall be permitted to assign (other than to the Borrower or its affiliates) all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund, (ii) a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing, or (iii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower (unless a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing) and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within five (5) business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans. The provisions relating to participants shall be substantially consistent with the corresponding provisions of the Existing Credit Agreement.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.
Yield Protection:	The Credit Documentation shall contain customary provisions yield protections provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable and documented fees, disbursements and other charges of a single counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction and one regulatory counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of a single counsel for such parties, taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction and one regulatory counsel and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole and, if reasonably necessary, one additional local counsel to such affected indemnified persons taken as a whole in any relevant jurisdiction and one regulatory counsel) in connection with the enforcement of the Credit Documentation.

The Credit Documentation shall contain “Indemnification” provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement.
Governing Law and Forum:
New York law. Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York exclusive jurisdiction.

Counsel to the Administrative Agent and the Arranger:	Cahill Gordon & Reindel LLP.

Annex I
to Exhibit A
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:
(i) the ABR plus the Applicable Margin; or
(ii) the Adjusted LIBO Rate plus the Applicable Margin.
As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).
“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to the Commitment Fee Rate (as set forth on the Pricing Grid) on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 30 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable quarterly in arrears and upon repayment or termination of the Facility.

Duration Fees:
The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

	Duration Fee
	90 days after the Effective Date	180 days after the Effective Date	270 days after the Effective Date
	0.50%	1.00%	1.50%
Default Rate:
At any time when a payment default under the Credit Documentation has occurred and is continuing, the overdue amount shall accrue interest at a rate per annum equal to (i) in the case of principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A
to Exhibit A
PROJECT CRICKET
Pricing Grid

Borrower’s Index Debt Rating (S&P or Moody’s)	Applicable Margin								Commitment Fee Rate
	Effective Date through 89 days after Effective Date		90 days after Effective Date through 179 days after Effective Date		180 days after Effective Date through 269 days after Effective Date		270 days after Effective Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: ≥ BBB+ / Baa1	25 bps	125 bps	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	15 bps
Rating Level 2: BBB / Baa2	50 bps	150 bps	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	17.5 bps
Rating Level 3: BBB- / Baa3	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps	20 bps
Rating Level 4: BB+ or Ba1	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps	25 bps
Rating Level 5: ≤ BB or Ba2	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps	275bps	375 bps	30 bps

In the event of a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level above the lower rating. In the event that debt ratings are not obtained, the pricing will be determined based on Rating Level 5.

Exhibit B
PROJECT CRICKET
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY
Conditions Precedent to Availability of Loans
The Commitments of the Lenders and the making of Loans on the Effective Date shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:
1.Each party thereto shall have executed and delivered the Credit Documentation.
2.(i) The Acquisition shall have been, or concurrently with the initial funding under the Facility shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement, dated February 27, 2013, shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent (it being understood that any amendment or waiver that results in a reduction of the purchase price of less than 10% is deemed not to be materially adverse to the Lenders).
3.The Arranger shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Effective Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Effective Date (and the corresponding period(s) of the prior fiscal year), which shall be reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, and which are prepared in accordance with US GAAP and as are required by and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-; provided, however, if such information is filed by the Borrower with the SEC and publicly available, the conditions set forth in this paragraph 3 shall be deemed satisfied.
4.The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented at least 3 business days prior to the Effective Date, on or before the Effective Date.
5.The Lenders shall have received such customary legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, corporate organizational documents, good standing certificates and customary officer certificates (including, without limitation, a customary certificate from the chief financial officer of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Effective Date), resolutions and borrowing notices, as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent. To the extent requested at least 10 business days prior to the Effective Date, the Administrative Agent shall have received, at least 5 business days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-

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your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by any of the Administrative Agent, the Arranger and the Lenders).
6.The Specified Representations and such of the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, only to the extent the Borrower shall has (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, shall be true and correct in all material respects after giving effect to, the making of such Loans on the Effective Date.
7.There shall exist no default or event of default, in each case, relating to bankruptcy or insolvency, under the Credit Documentation on the Effective Date.

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